SCHEDULE A

CERTAIN INFORMATION CONCERNING EXECUTIVE OFFICERS AND DIRECTORS OF IAC INC.

Directors and Executive Officers of Reporting Person. The following table sets forth as to each of the directors and executive officers, as applicable, of the Reporting Person: his or her name, citizenship, business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted. Unless otherwise indicated, (i) the current business address of each person is 555 West 18th Street, New York, New York 10011, and (ii) the principal employer of each such individual is IAC Inc.: the business address of which is 555 West 18th Street, New York, New York 10011.

Name	Citizenship	Present Principal Occupation or Employment
Barry Diller Chairman	United States	Chairman and Senior Executive of IAC Inc. and the Chairman and Senior Executive of Expedia Group.
Victor A. Kaufman Vice Chairman	United States	Vice Chairman of IAC Inc.
Tor Braham Director	United States	Of Counsel at King, Holmes, Paterno and Soriano
Chelsea Clinton Director	United States	Vice Chair, The Clinton Foundation, and Co-Founder and Partner, Metrodora Ventures
Michael D. Eisner Director	United States	Chairman of The Tornante Company, LLC.
Bonnie S. Hammer Director	United States	Former Vice Chairman of NBC Universal
Bryan Lourd Director	United States	Partner and Managing Director of Creative Arts Agency
David Rosenblatt Director	United States	Chief Executive Officer of 1stdibs.com, Inc.
Maria Seferian Director	United States	President and Chief Legal Officer, Hillspire, LLC
Alan G. Spoon Director	United States	Former General Partner and Partner Emeritus of Polaris Venture Partners.
Alexander von Furstenberg Director	United States	Founder and Chief Investment Officer of Ranger Global Advisors, LLC.
Richard F. Zannino Director	United States	Managing Director at CCMP Capital Advisors, LLC.
Chris Halpin Executive Vice President, Chief Operating Officer and Chief Financial Officer	United States	Executive Vice President, Chief Operating Officer and Chief Financial Officer of IAC Inc.
Kendall Handler Executive Vice President, Chief Legal Officer and Secretary	United States	Executive Vice President, Chief Legal Officer and Secretary of IAC Inc.